loanDepot announces year-end and fourth quarter 2025 financial results

Delivered highest quarterly loan origination volume since 2022.

Grew market share 19% while investing in digital infrastructure to scale for growth.

Full-year 2025 highlights:
•Revenue increased 12% to $1.19 billion and adjusted revenue increased 10% to $1.21 billion compared to the prior quarter on higher pull-though weighted lock volume and margin.
•Pull-through weighted gain on sale margin increased 19 basis points to 336 basis points.
•Expenses increased 1% to $1.31 billion, reflecting discipline in driving operating efficiencies.
•Net loss of $108 million was down 47%, compared with net loss of $202 million in the prior year, primarily a result of higher revenue.
•Adjusted net loss of $66 million was down 31%, compared with the prior year adjusted net loss of $95 million.
•Adjusted EBITDA increased by 46% to $122 million compared to $84 million in the prior year.

Fourth quarter 2025 highlights:
•Loan origination volume increased 23% to $8.04 billion, representing the highest level since 2022 and a 19% increase in market share to 1.4%1 compared to the prior quarter.
•Revenue decreased 4% to $310 million and adjusted revenue decreased 3% to $316 million compared to the prior quarter, reflecting lower pull-though weighted gain on sale margin.
•Pull-through weighted gain on sale margin decreased 15 basis points to 324 basis points.
•Expenses increased 3% to $342 million primarily on personnel costs, partially offset by a decrease in some volume-related expenses.
•Net loss of $33 million was up compared with net loss of $9 million in the prior quarter, primarily a result of lower revenue.
•Adjusted net loss of $21 million was up compared with adjusted net loss of $3 million in the prior quarter.
•Adjusted EBITDA decreased to $29 million compared to $49 million in the prior quarter.
•Cash balance decreased to $337 million from $459 million in the prior quarter, primarily reflecting investment in our loan inventory and full repayment of outstanding 2025 unsecured notes.

IRVINE, Calif., March 10, 2026 - loanDepot, Inc. (NYSE: LDI), (together with its subsidiaries, “loanDepot” or the “Company”), today announced results for the year-end and fourth quarter ended December 31, 2025.

“In the fourth quarter we originated the most volume since 2022, gained share in an expanding market and achieved a 71% recapture rate from our in-house servicing platform,” said Founder and Chief Executive Officer Anthony Hsieh. “These results reflect progress in our return to the core competencies that enabled the scaling to become the 2nd largest retail lender nationally during our first decade. Behind the scenes, we remained focused on reducing unit costs through operating leverage and automation, while investing in our marketing engine to drive more opportunities to the top of the funnel.

1 Based on data published by Mortgage Bankers Association on February 17, 2026.

Hsieh continued, “While the third-party origination and MSR markets have consolidated around scale and operating efficiency, the consumer facing marketplace remains highly fragmented and inefficient. We believe our assets and strategy provide us unique competitive advantages to capitalize on this fragmentation. First, our distribution model brings new customers into our ecosystem across a diversity of channels, transactions and geographies. Second, vertical integration means we control the consumer experience from end-to-end, from application to closing to servicing, and back again through our industry leading recapture capabilities. As digital migration continues to gain momentum, the companies capable of deploying AI applications directly to consumers will redefine the productivity and efficiency standards for our industry. These are our opportunities and what we are working towards every day.”

Added Chief Financial Officer, David Hayes, “The fourth quarter reflected the emerging benefits of our investment in technology and operating efficiency during a period of higher volumes. As loan volume and market share expanded, we were able to reduce certain volume-related costs such as marketing and direct origination expense. Our investments in operating efficiencies also translated to positive financial results for the full year. We increased adjusted revenue by 10% year-over-year while limiting expense growth to less than 1%, contributing to a 31% reduction in adjusted net loss. As a result of this progress, we entered 2026 as a fundamentally stronger company than we were in 2025.”

Fourth Quarter Highlights:

Financial Summary

	Three Months Ended			Year Ended
($ in thousands except per share data) (Unaudited)	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Rate lock volume	$9,998,709	$9,463,052	$7,648,829	$35,660,447	$32,541,852
Pull-through weighted lock volume(1)	7,277,203	6,970,592	5,592,527	26,014,540	22,854,729
Loan origination volume	8,041,115	6,533,974	7,188,186	26,483,546	24,496,500
Gain on sale margin(2)	2.94%	3.61%	2.60%	3.30%	2.96%
Pull-through weighted gain on sale margin(3)	3.24%	3.39%	3.34%	3.36%	3.17%
Financial Results
Total revenue	$310,260	$323,324	$257,464	$1,189,741	$1,060,235
Total expense	342,065	333,613	341,588	1,310,272	1,303,084
Net loss	(32,827)	(8,734)	(67,466)	(107,530)	(202,151)
Diluted loss per share	$(0.10)	$(0.02)	$(0.17)	$(0.30)	$(0.53)
Non-GAAP Financial Measures(4)
Adjusted total revenue	$316,274	$325,157	$266,594	$1,211,786	$1,104,910
Adjusted net loss	(21,474)	(2,845)	(47,017)	(65,641)	(94,823)
Adjusted EBITDA (LBITDA)	29,316	48,787	(15,071)	122,031	83,749
(1)Pull-through weighted rate lock volume is the principal balance of loans subject to interest rate lock commitments, net of a pull-through factor for the loan funding probability.
(2)Gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by loan origination volume during period.
(3)Pull-through weighted gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by the pull-through weighted rate lock volume.

(4)See “Non-GAAP Financial Measures” for a discussion of Non-GAAP Financial Measures and a reconciliation of these metrics to their closest GAAP measure.

Operational Highlights
•Non-volume2 related expenses increased $5.5 million from the third quarter of 2025, primarily reflecting higher salary-related and general and administrative costs.
•Pull-through weighted lock volume of $7.3 billion for the fourth quarter of 2025, an increase of $0.3 billion or 4% from the third quarter of 2025.
•Loan origination volume for the fourth quarter of 2025 was $8.0 billion, an increase of $1.5 billion or 23% from the third quarter of 2025.
•Purchase volume totaled 49% of total loans originated during the fourth quarter, down from 60% during the third quarter of 2025.
•Our preliminary organic refinance consumer direct recapture rate3 increased to 71% for the fourth quarter from the third quarter 2025’s recapture rate of 65%.

Outlook for the first quarter of 2026
•Origination volume of between $6.75 billion and $7.75 billion.
•Pull-through weighted rate lock volume of between $7.75 billion and $8.75 billion.
•Pull-through weighted gain on sale margin of between 270 basis points and 300 basis points.

2 Volume related expenses include commissions, marketing and advertising expense, and direct origination expense. All remaining expenses are considered non-volume related.
3 We define organic refinance consumer direct recapture rate as the total unpaid principal balance (“UPB”) of loans in our servicing portfolio that are paid in full for purposes of refinancing the loan on the same property, with the Company acting as lender on both the existing and new loan, divided by the UPB of all loans in our servicing portfolio that paid in full for the purpose of refinancing the loan on the same property. The recapture rate is finalized following the publication date of this release when external data becomes available. Data is as of February 23, 2026.

Servicing

	Three Months Ended			Year Ended
Servicing Revenue Data: ($ in thousands) (Unaudited)	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Due to collection/realization of cash flows	$(52,715)	$(44,154)	$(43,227)	$(175,877)	$(163,010)

Due to changes in valuation inputs or assumptions	(1,844)	(12,007)	68,228	(37,395)	59,538
Realized gains (losses) on sale of servicing rights	145	45	(56)	296	(3,036)
Net (losses) gains from derivatives hedging servicing rights	(4,315)	10,129	(77,302)	15,054	(101,177)
Changes in fair value of servicing rights, net of hedging gains and losses	(6,014)	(1,833)	(9,130)	(22,045)	(44,675)
Other realized losses on sales of servicing rights (1)	(127)	(211)	(162)	(611)	(7,453)
Changes in fair value of servicing rights, net	$(58,856)	$(46,198)	$(52,519)	$(198,533)	$(215,138)

Servicing fee income	$112,932	$111,783	$108,426	$437,202	$481,699
(1)Includes the provision for sold MSRs and broker fees.

	Three Months Ended			Year Ended
Servicing Rights, at Fair Value: ($ in thousands) (Unaudited)	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Balance at beginning of period	$1,618,259	$1,616,854	$1,526,013	$1,615,510	$1,985,718
Additions	82,650	69,163	75,547	271,439	252,076
Sales proceeds	(8,789)	(11,642)	(10,995)	(36,267)	(514,772)
Changes in fair value:
Due to changes in valuation inputs or assumptions	(1,844)	(12,007)	68,228	(37,395)	59,538
Due to collection/realization of cash flows	(52,715)	(44,154)	(43,227)	(175,877)	(163,010)
Realized gains (losses) on sales of servicing rights	145	45	(56)	296	(4,040)
Total changes in fair value	(54,414)	(56,116)	24,945	(212,976)	(107,512)
Balance at end of period (1)	$1,637,706	$1,618,259	$1,615,510	$1,637,706	$1,615,510
(1)Balances are net of $20.5 million, $19.7 million, and $18.2 million of servicing rights liability as of December 31, 2025, September 30, 2025, and December 31, 2024, respectively.

				% Change
Servicing Portfolio Data: ($ in thousands) (Unaudited)	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Dec-25 vs Sep-25	Dec-25 vs Dec-24
Servicing portfolio (unpaid principal balance)	$119,096,243	$118,228,146	$115,971,984	0.7%	2.7%

Total servicing portfolio (units)	448,261	440,358	417,875	1.8	7.3

60+ days delinquent ($)	$1,909,082	$1,715,453	$1,826,105	11.3	4.5
60+ days delinquent (%)	1.6%	1.5%	1.6%
Servicing rights, net to UPB	1.4%	1.4%	1.4%

Balance Sheet Highlights

				% Change
($ in thousands) (Unaudited)	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Dec-25 vs Sep-25	Dec-25 vs Dec-24
Cash and cash equivalents	$337,232	$459,161	$421,576	(26.6)%	(20.0)%
Loans held for sale, at fair value	3,165,542	2,606,361	2,603,735	21.5	21.6
Loans held for investment, at fair value	109,821	111,341	116,627	(1.4)	(5.8)
Servicing rights, at fair value	1,658,223	1,637,930	1,633,661	1.2	1.5
Total assets	6,857,936	6,244,985	6,344,028	9.8	8.1
Warehouse and other lines of credit	2,902,539	2,382,706	2,377,127	21.8	22.1
Total liabilities	6,471,926	5,811,675	5,837,417	11.4	10.9
Total equity	386,010	433,310	506,611	(10.9)	(23.8)

An increase in loans held for sale at December 31, 2025, resulted in a corresponding increase in the balance on our warehouse lines of credit. Total funding capacity with our lending partners was $4.2 billion at December 31, 2025, and $4.2 billion at September 30, 2025. Available borrowing capacity was $1.3 billion at December 31, 2025.

Consolidated Statements of Operations

($ in thousands except per share data) (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
REVENUES:
Interest income	$42,847	$39,937	$41,835	$158,800	$146,485
Interest expense	(40,588)	(36,878)	(40,491)	(148,525)	(147,328)
Net interest income (expense)	2,259	3,059	1,344	10,275	(843)

Gain on origination and sale of loans, net	199,896	201,304	161,071	742,386	642,078
Origination income, net	36,180	34,750	25,515	131,719	82,290
Servicing fee income	112,932	111,783	108,426	437,202	481,699
Change in fair value of servicing rights, net	(58,856)	(46,198)	(52,519)	(198,533)	(215,138)
Other income	17,849	18,626	13,627	66,692	70,149
Total net revenues	310,260	323,324	257,464	1,189,741	1,060,235

EXPENSES:
Personnel expense	176,091	161,150	163,800	641,518	600,483
Marketing and advertising expense	32,860	37,700	36,860	146,688	132,671
Direct origination expense	19,165	21,965	21,392	83,540	84,234
General and administrative expense	47,873	45,352	50,344	177,084	204,231
Occupancy expense	4,161	4,287	4,321	16,876	19,434
Depreciation and amortization	5,447	6,729	8,779	26,221	36,108
Servicing expense	12,810	12,138	12,218	43,132	37,373
Other interest expense	43,658	44,292	43,874	175,213	188,550
Total expenses	342,065	333,613	341,588	1,310,272	1,303,084

Loss before income taxes	(31,805)	(10,289)	(84,124)	(120,531)	(242,849)
Income tax expense (benefit)	1,022	(1,555)	(16,658)	(13,001)	(40,698)
Net loss	(32,827)	(8,734)	(67,466)	(107,530)	(202,151)
Net loss attributable to noncontrolling interests	(10,347)	(3,852)	(34,232)	(44,884)	(103,820)
Net loss attributable to loanDepot, Inc.	$(22,480)	$(4,882)	$(33,234)	$(62,646)	$(98,331)

Basic loss per share	$(0.10)	$(0.02)	$(0.17)	$(0.30)	$(0.53)
Diluted loss per share	$(0.10)	$(0.02)	$(0.17)	$(0.30)	$(0.53)

Weighted average shares outstanding
Basic	223,756,158	211,442,981	193,413,971	211,021,121	185,641,675
Diluted	223,756,158	211,442,981	193,413,971	211,021,121	185,641,675

Consolidated Balance Sheets

($ in thousands)	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024
	(Unaudited)
ASSETS
Cash and cash equivalents	$337,232	$459,161	$421,576
Restricted cash	63,790	66,711	105,645
Loans held for sale, at fair value	3,165,542	2,606,361	2,603,735
Loans held for investment, at fair value	109,821	111,341	116,627
Derivative assets, at fair value	42,365	54,582	44,389
Servicing rights, at fair value	1,658,223	1,637,930	1,633,661
Trading securities, at fair value	85,640	85,980	87,466
Property and equipment, net	61,929	58,037	61,079
Operating lease right-of-use asset	23,877	24,678	20,432
Loans eligible for repurchase	1,074,386	916,911	995,398
Investments in joint ventures	18,251	18,270	18,113
Other assets	216,880	205,023	235,907
Total assets	$6,857,936	$6,244,985	$6,344,028

LIABILITIES AND EQUITY
LIABILITIES:
Warehouse and other lines of credit	$2,902,539	$2,382,706	$2,377,127
Accounts payable and accrued expenses	349,350	373,627	379,439
Derivative liabilities, at fair value	10,718	12,085	25,060
Liability for loans eligible for repurchase	1,074,386	916,911	995,398
Operating lease liability	34,630	35,476	33,190
Debt obligations, net	2,100,303	2,090,870	2,027,203
Total liabilities	6,471,926	5,811,675	5,837,417
EQUITY:
Total equity	386,010	433,310	506,611
Total liabilities and equity	$6,857,936	$6,244,985	$6,344,028

Loan Origination and Sales Data

($ in thousands) (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Loan origination volume by type:
Conventional conforming	$3,785,304	$2,841,170	$3,331,526	$11,713,238	$12,322,808
FHA/VA/USDA	2,927,994	2,498,743	2,938,168	10,164,922	9,428,124
Jumbo	643,953	444,946	368,518	1,831,021	1,015,305
Other	683,864	749,115	549,974	2,774,365	1,730,263
Total	$8,041,115	$6,533,974	$7,188,186	$26,483,546	$24,496,500

Loan origination volume by purpose:
Purchase	$3,923,759	$3,949,864	$4,139,542	$15,201,308	$16,197,535
Refinance - cash out	2,640,640	2,136,089	2,424,749	8,602,047	7,085,329
Refinance - rate/term	1,476,716	448,021	623,895	2,680,191	1,213,636
Total	$8,041,115	$6,533,974	$7,188,186	$26,483,546	$24,496,500

Loans sold:
Servicing retained	$5,247,355	$4,168,356	$4,421,935	$17,166,067	$15,238,250
Servicing released	2,284,810	2,488,073	2,937,984	9,132,804	8,771,900
Total	$7,532,165	$6,656,429	$7,359,919	$26,298,871	$24,010,150

Fourth Quarter Earnings Call
Management will host a conference call and live webcast today at 5:00 p.m. ET to discuss the Company’s financial and operational highlights followed by a question-and-answer session.

The conference call can be accessed by registering online at https://events.q4inc.com/attendee/126718039 at which time registrants will receive dial-in information as well as a conference ID. At the time of the call, participants will dial in using the participant number and conference ID provided upon registration.

Equity analysts should register at https://events.q4inc.com/analyst/126718039?pwd=G03366vi to ask questions during the Q&A session of the call.

A live audio webcast of the conference call will also be available via the Company's website, investors.loandepot.com, under Events & Presentation tab. A replay of the webcast will be made available on the Investor Relations website following the conclusion of the event.

For more information about loanDepot, please visit the company’s Investor Relations website: investors.loandepot.com.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined by GAAP, we disclose certain non-GAAP measures to assist investors in evaluating our financial results. We believe these non-GAAP measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting interest expense on non-funding debt), taxation, the age and book depreciation of facilities (affecting relative depreciation expense), and other cost or benefit items which may vary for different companies for reasons unrelated to operating performance. These non-GAAP measures include our Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Weighted Average Shares Outstanding, and Adjusted EBITDA (LBITDA). We exclude from these non-GAAP financial measures the change in fair value of MSRs, gains (losses) from the sale of MSRs, and related hedging gains and losses that represent realized and unrealized adjustments resulting from changes in valuation, mostly due to changes in market interest rates, and are not indicative of the Company’s operating performance or results of operation. We have excluded expenses directly related to the cybersecurity incident in January 2024 that resulted from unauthorized access to our systems (the “Cybersecurity Incident”), net of insurance recoveries during fiscal 2024, such as costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, and professional fees, including legal expenses, litigation settlement costs, and commission guarantees. We also exclude stock-based compensation expense, which is a non-cash expense, gains or losses on extinguishment of debt and disposal of fixed assets, and impairment charges to operating lease right-of-use assets, as well as certain costs associated with our restructuring efforts, as management does not consider these costs to be indicative of our performance or results of operations. Adjusted EBITDA (LBITDA) includes interest expense on funding facilities, which are recorded as a component of “net interest income (expense),” as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest expense on our non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA (LBITDA). Adjustments for income taxes are made to reflect historical results of operations on the basis that it was taxed as a corporation under the Internal Revenue Code, and therefore subject to U.S. federal, state, and local income taxes. Adjustments to Diluted Weighted Average Shares Outstanding assumes the pro forma conversion of weighted average Class C common stock to Class A common stock. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Some of these limitations are:

•They do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA (LBITDA) does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Total Revenue, Adjusted Net Loss, and Adjusted EBITDA (LBITDA) do not reflect any cash requirement for such replacements or improvements; and
•They are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Total Revenue, Adjusted Net Loss, Adjusted Diluted Weighted Average Shares Outstanding, and Adjusted EBITDA (LBITDA) are not intended as alternatives to total revenue, net income (loss), net income (loss) attributable to the Company, or Diluted Earnings (Loss) Per Share or as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Total Revenue, Adjusted Net Loss, Adjusted Diluted Weighted Average Shares Outstanding, and Adjusted EBITDA (LBITDA) along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See below for a reconciliation of these non-GAAP measures to their most comparable U.S. GAAP measures.

Reconciliation of Total Revenue to Adjusted Total Revenue ($ in thousands) (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Total net revenue	$310,260	$323,324	$257,464	$1,189,741	$1,060,235
Valuation changes in servicing rights, net of hedging gains and losses(1)	6,014	1,833	9,130	22,045	44,675
Adjusted total revenue	$316,274	$325,157	$266,594	$1,211,786	$1,104,910
(1)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights.

Reconciliation of Net Loss to Adjusted Net Loss ($ in thousands) (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Net loss attributable to loanDepot, Inc.	$(22,480)	$(4,882)	$(33,234)	$(62,646)	$(98,331)
Net loss from the pro forma conversion of Class C common stock to Class A common stock (1)	(10,347)	(3,852)	(34,232)	(44,884)	(103,820)
Net loss	(32,827)	(8,734)	(67,466)	(107,530)	(202,151)
Adjustments to the benefit for income taxes(2)	2,813	978	7,928	11,598	26,131
Tax-effected net loss	(30,014)	(7,756)	(59,538)	(95,932)	(176,020)
Valuation changes in servicing rights, net of hedging gains and losses(3)	6,014	1,833	9,130	22,045	44,675
Stock-based compensation expense	5,163	3,599	5,966	12,223	24,919
Restructuring charges(4)	624	2,147	93	5,049	7,199
Cybersecurity incident(5)	215	473	1,868	1,776	24,628
Loss (gain) on extinguishment of debt	—	—	—	—	5,680
Loss (gain) on disposal of fixed assets	—	3	33	30	8
Other impairment (recovery)(6)	—	—	(690)	5	511
Tax effect of adjustments(7)	(3,476)	(3,144)	(3,879)	(10,837)	(26,423)
Adjusted net loss	$(21,474)	$(2,845)	$(47,017)	$(65,641)	$(94,823)
(1)Reflects net loss to Class A common stock and Class D common stock from the pro forma exchange of Class C common stock.
(2)loanDepot, Inc. is subject to federal, state and local income taxes. Adjustments to the benefit for income taxes reflect the income tax rates below, and the pro forma assumption that loanDepot, Inc. owns 100% of LD Holdings.

	Three Months Ended			Year Ended
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Statutory U.S. federal income tax rate	21.00%	21.00%	21.00%	21.00%	21.00%
State and local income taxes (net of federal benefit)	6.19	4.39	2.16	4.84%	4.17%
Effective income tax rate	27.19%	25.39%	23.16%	25.84%	25.17%
(3)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights, and gains (losses) from the sale of MSRs.
(4)Reflects employee severance expense and professional services associated with restructuring efforts.
(5)Represents expenses directly related to the Cybersecurity Incident, net of insurance recoveries during fiscal 2024, including costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, professional fees including legal expenses, litigation settlement costs, and commission guarantees.
(6)Represents lease impairment on corporate and retail locations.
(7)Amounts represent the income tax effect using the aforementioned effective income tax rates, excluding certain discrete tax items.

Reconciliation of Diluted Weighted Average Shares Outstanding to Adjusted Diluted Weighted Average Shares Outstanding (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Share Data:
Diluted weighted average shares of Class A common stock and Class D common stock outstanding	223,756,158	211,442,981	193,413,971	211,021,121	185,641,675
Assumed pro forma conversion of weighted average Class C common stock to Class A common stock (1)	109,713,995	119,970,814	133,595,797	119,701,749	140,148,860
Adjusted diluted weighted average shares outstanding	333,470,153	331,413,795	327,009,768	330,722,870	325,790,535
(1)Reflects the assumed pro forma exchange and conversion of Class C common stock.

Reconciliation of Net Loss to Adjusted EBITDA (LBITDA) ($ in thousands) (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Net loss	$(32,827)	$(8,734)	$(67,466)	$(107,530)	$(202,151)
Interest expense - non-funding debt (1)	43,658	44,292	43,874	175,213	188,550
Income tax expense (benefit)	1,022	(1,555)	(16,658)	(13,001)	(40,698)
Depreciation and amortization	5,447	6,729	8,779	26,221	36,108
Valuation changes in servicing rights, net of hedging gains and losses(2)	6,014	1,833	9,130	22,045	44,675
Stock-based compensation expense	5,163	3,599	5,966	12,223	24,919
Restructuring charges(3)	624	2,147	93	5,049	7,199
Cybersecurity incident(4)	215	473	1,868	1,776	24,628
Loss (gain) on disposal of fixed assets	—	3	33	30	8
Other impairment (5)	—	—	(690)	5	511
Adjusted EBITDA (LBITDA)	$29,316	$48,787	$(15,071)	$122,031	$83,749

(1)Represents other interest expense, which includes gain or loss on extinguishment of debt and amortization of debt issuance costs and debt discount, in the Company’s consolidated statements of operations.
(2)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights, and gains (losses) from the sale of MSRs.
(3)Reflects employee severance expense and professional services associated with restructuring efforts.
(4)Represents expenses directly related to the Cybersecurity Incident, net of insurance recoveries during fiscal 2024, including costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, professional fees including legal expenses, litigation settlement costs, and commission guarantees.
(5)Represents lease impairment on corporate and retail locations.

Forward-Looking Statements
This press release and related management commentary contain, and responses to investor questions may contain, forward-looking statements that can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could” and the negatives of those terms. Examples of forward-looking statements include, but are not limited to, statements about competitive advantages; automation, technology and innovation initiatives and investments, including artificial intelligence; operational efficiencies; strategic opportunities, focuses, and progress; loan originations; market share; digital customer experience; investment plans; return to profitability; pull-through weighted lock volume; pull-through weighted gain on sale margin; and expense management.

These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, including but not limited to, the following: our ability to achieve the expected benefits of our strategic plans and priorities and the success of other business initiatives; our ability to achieve profitability; our loan production volume; our ability to maintain an operating platform and management system sufficient to conduct our business; our ability to maintain warehouse lines of credit and other sources of capital and liquidity; our ability to effectively utilize artificial intelligence and emerging technologies; impacts of cybersecurity incidents, cyberattacks, information or security breaches and technology disruptions or failures, of ours or of our third party vendors; the outcome of legal proceedings to which we are a party; our ability to favorably resolve regulatory matters related to the Cybersecurity Incident; adverse changes in macroeconomic and U.S residential real estate and mortgage market conditions, including changes in interest rates, changes in global trade policy and tariffs, geopolitical tensions and conflicts and impacts from government shutdowns; changing federal, state and local laws, as well as changing regulatory enforcement policies and priorities; and other risks detailed in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2024, as well as any subsequent filings with the Securities and Exchange Commission. Therefore, current plans, anticipated actions, and financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot
Since its launch in 2010, loanDepot (NYSE: LDI) has revolutionized the mortgage industry with digital innovations that make transacting easier, faster, and less stressful for customers and originators alike. The company, which is licensed in all 50 states, helps its customers achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. loanDepot is also committed to serving the communities in which its team lives and works through a variety of local and national philanthropic efforts.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations

(949) 822-4024
rebeccaanderson@loandepot.com
LDI-IR